Exhibit No. 10.3

RESTRICTED

STOCK AWARD AGREEMENT

(Date) No. of Shares: ___,000 Date of Grant: Serial No.: _________

PERSONAL AND CONFIDENTIAL:

(Name and Address)

Dear (Salutation):

We are pleased to inform you that, as a key associate of United Retail Group, Inc. (herein called the “Company”) or one of its subsidiaries, you have been granted a restricted stock award under the Company’s 2006 Equity-Based Compensation and Performance Incentive Plan (herein called the “Plan”). The restricted stock award is composed of units, each consisting of one share of common stock, $.001 par value per share, with a stock purchase warrant attached (herein collectively called “shares”) of the Company, subject to your acceptance of the award as provided in Section 1 below and the terms and conditions that follow in this letter agreement or are contained in the Plan. The date of the grant evidenced by this letter agreement (herein called the date of grant) and the maximum number of shares are set forth above. A copy of the Plan is enclosed. The terms and conditions of the award, including non-standard provisions permitted by the Plan, are set forth below, provided, however, that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of the Plan shall prevail.

1.	Acceptance of Award.

(a) The award can be accepted by signing your name in the space provided on the enclosed copy of this letter agreement and delivering it to the Secretary of the Company, 365 West Passaic Street, Rochelle Park, New Jersey, 07662, before 4:30 p.m. Eastern time on the 30th day after the date of grant. If the Secretary does not receive a signed copy before 4:30 p.m. Eastern time on the 30th day after the date of grant, then, anything in this letter agreement to the contrary notwithstanding, the award will be void ab initio and of no effect.

(b)  Please sign a stock power in blank, have your signature guaranteed by a stock brokerage firm and deliver the signed stock power to the Secretary of the Company before 4:30 p.m. Eastern time on the 30th day after the date of grant.

2.      Issuance of the Restricted Shares. Subject to the provisions of this letter agreement, the Company shall issue a certificate in respect of the restricted shares which shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions in respect of such shares, substantially in the following form:

"The shares of Common Stock represented by this certificate and the transferability thereof are subject to the terms and conditions (including possible forfeiture) of a Restricted Stock Award Agreement between the registered holder and United Retail Group, Inc. A copy of such Agreement is on file in the office of the Secretary of United Retail Group, Inc."

The certificate evidencing the restricted shares shall be held in the custody of the Treasury Desk of the Company until the restrictions thereon shall have expired.

3.      Restrictions. Except as otherwise provided below, the restricted shares shall be subject to the restrictions set forth in this Section 3 from the date the restricted shares are issued in your name:

(a)    You may not sell, assign, transfer, pledge or otherwise encumber the restricted shares other than by will.

(b)    Except as otherwise provided in this Section 3, you shall have, with respect to the restricted shares, all of the rights of a holder of shares, including the right to vote such shares and to receive any cash dividends thereon. The Compensation Committee of the Company’s Board of Directors (the “Committee”), however, may determine that cash dividends shall be automatically reinvested in additional shares which shall become restricted shares and shall be subject to the same restrictions and other terms of this award. Unless otherwise determined by the Committee, dividends payable in shares shall be treated as additional restricted shares subject to the same restrictions and other terms of this award and you shall deliver a stock power, duly endorsed in blank, relating to the additional restricted shares upon payment of any such dividend.

(c)    Except to the extent otherwise provided in this Section 3, upon termination of your employment with the Company and its subsidiaries for any reason during the Restriction Period (as defined below), you shall forfeit all restricted shares that shall not have been previously released to you, provided, however, that if your employment shall terminate by reason of disability (as defined in the Plan) or death, the Restriction Period shall be deemed completed and satisfied as of the date of such disability or death with respect to the restricted shares, but only as to that portion of such shares as is equivalent to the portion of the Restriction Period preceding the date of disability or death. The portion of such shares as to which the Restriction Period is deemed completed and satisfied by reason of disability or death shall be nonforfeitable and all the other shares shall be forfeited.

(d)    In the event the Committee determines that you willfully violated any noncompetition agreement with the Company in any material respect, you shall forfeit all restricted shares that shall not have been previously released to you.

(e)  Unless a prior forfeiture shall have occurred, the Company shall deliver to you, or your devisees in the event of death, certificates representing the following percentages of restricted shares on the following dates:

(i)	20% of the shares on the third anniversary of the date of grant;

(ii)           an additional 20% of the shares on the fourth anniversary of the date of grant; and

(iii)          the remaining 60% of the shares on the fifth anniversary of the date of grant (the time prior to the fifth anniversary of the date of grant being herein called the “Restriction Period”).

The certificates delivered shall not contain the legend referred to in Section 2 but shall contain any legend required by federal and state securities laws.

4.      Listing Requirements. The Company shall not be obligated to deliver any certificates representing shares until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the shares may be listed have been fully met.

5.      Transfer of Employment; Leave of Absence. A transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

6.	Adjustments in Shares.

(a)    The existence of this letter agreement and the restricted shares shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

(b)   Any change in or affecting the outstanding unrestricted shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property shall also apply to restricted shares.

7.      Change in Control. Subject to the following sentence, in the event a change in control (as defined in the Plan) of the Company occurs, all restrictions shall be removed from all the shares, the Restriction Period shall be deemed completed and satisfied and the Company shall deliver to you certificates representing all the shares within 10 business days. The certificates delivered shall not contain the legend referred to in Section 2 but shall contain any legend required by federal and state securities laws. The penultimate sentence to the contrary notwithstanding, during the Restriction Period and prior to the occurrence of a change in control, the Committee may provide that in the event of a change in control all the restricted shares shall be cashed out on the basis of the fair market value on the date of the change in control with payment to be made within 10 business days after the change in control takes place.

8.	Tax Matters.

Federal income tax withholding (and state and local income tax withholding, if applicable) may be required in respect of taxes on income realized when restrictions are removed from shares. You are required to deliver to the Company the amounts that it determines should be withheld, provided, however, that a portion or all of such withholding taxes may be paid by electing to have (i) the Company withhold a portion of the restricted shares or (ii) you deliver shares that have been owned for at least six months, in either case, having a fair market value on the date that the amount of tax to be withheld is to be determined of the amount to be withheld, provided that the election shall be irrevocable and subject to the approval of the Committee.

9.	Employment.

Nothing contained in this letter agreement shall confer any right to continue in the employ of the Company or a subsidiary or limit in any way the right of the Company or a subsidiary to change your compensation or other benefits or to terminate your employment with or without cause.

10.	Short-Swing Trading.

An executive officer of the Company or one of its subsidiaries who receives a restricted stock award must report the transaction on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the EDGAR database of the Securities and Exchange Commission. (The General Counsel of the Company will draft the Form 4 on request but the filing is your personal responsibility.) Further, executive officers should review the Company’s Policy Statement On Insider Trading before making arrangements for the sale of shares.

11.	Recruiting Company Associates.

For a period of eight years after the date of grant set forth above, you shall not, directly or indirectly, (i) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (ii) take an active part in aiding any competitor of the Company or any other person in any attempt to induce or influence any employee of, or consultant under contract with, the Company to leave its employ.

12.	Confidential Information.

You shall never use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any (i) trade secrets, confidential or proprietary information, and any other non-public knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, and learned or obtained while in the employ of the Company, including, but not limited to, the Company's research and development operations, identities of employees, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models and operating procedures, and (ii) private information about any of the Company’s other employees learned or obtained while in the employ of the Company (collectively, "Information"), but excluding any Information that shall become generally known to the public or in the trade without violation of this Section 12.

13.	Making Disparaging Statements.

Neither you nor the Company shall ever make or authorize any public statement disparaging the other party, provided, however, that neither party shall be restricted in responding to any legal process.

14.	Successors.

This letter agreement is binding on your heirs and personal representatives and on the successors of the Company.

15.	Time of Essence.

Time is of the essence of the provisions of this letter agreement with respect to delivering notices and making payments. There is no grace period.

16.	Equitable Remedies.

Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this letter agreement by such party and that money damages may be an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that may be suffered in the event that this letter agreement is breached. Accordingly, each party agrees that the other party may seek specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages, and further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) will reimburse the prevailing party for its reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses) incurred in connection with all such litigation.

17.	Counterparts.

This letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

Very truly yours, UNITED RETAIL GROUP, INC.
By
Chief Executive Officer

I hereby agree to the terms and conditions set forth above and acknowledge that I have received and read a copy of the United Retail Group, Inc. 2006 Equity-Based Compensation and Performance Incentive Plan.

_________________________________
(please sign your name)	(date stamp of Company Secretary)